Press Release
For: United Community Bancorp
Release Date: Immediate
Contact: Steve Aaron, 828.431.2300

4th Quarter Earnings Up For Multi-Bank Holding Company

HICKORY – United Community Bancorp, a multi-bank holding company that includes Catawba Valley Bank of Hickory, NC and First Gaston Bank of Gastonia, NC, reported earnings of $1,148,332, or $0.42 per share, for the quarter ending December 31, 2002. That compares to earnings of $480,463, or $0.18 per share, for the fourth quarter a year ago.

Annual earnings for 2002 were $3,993,275, or $1.44 per share, a 51.6% increase over the previous year. Earnings for 2001 were $2,629,786, or $0.95 per share.

United Community Bancorp completed the acquisition of Community Bancshares of Wilkesboro, NC on December 31, 2002, adding six branches to the network. The former Northwestern National Bank branches now operate as Northwestern Bank, a division of Catawba Valley Bank. That acquisition was a $35 million transaction.

Catawba Valley Bank ended 2002 with three offices in Hickory, one in Newton-Conover, and a Mortgage Center in Hickory. With the acquisition, branches are also in Wilkesboro, North Wilkesboro, Millers Creek, Taylorsville, West Jefferson and Boone. Additional branches in Statesville and Mooresville will open this August.

First Gaston Bank has offices in Gastonia, Belmont, Mt. Holly, Stanley, and Dallas.

The growth puts United Community Bancorp at 15 branches (plus two more underway) covering six counties (one more underway) in western North Carolina. The headquarters is in Hickory, 60 miles northwest of Charlotte.

January 15, 2003